Time of Sale Information

Final Term Sheet

Filed Pursuant to Rule 433(d)

Registration Statement No. 333-233336

July 7, 2022

The following sets forth the final terms of the 3.875% Notes due 2024 (the “2024 Notes”) and the 5.00% Notes due 2052 (the “2052 Notes” and, together with the 2024 Notes, the “Notes”) and should only be read together with the preliminary prospectus supplement dated July 7, 2022 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, and the accompanying base prospectus. This free writing prospectus supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this free writing prospectus is qualified in its entirety by reference to the Preliminary Prospectus Supplement including the documents incorporated by reference therein, and the accompanying base prospectus. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	Tampa Electric Company

Principal Amount:	$300,000,000

Maturity:	July 12, 2024

Coupon:	3.875%

Initial Price to Public:	99.962% of the principal amount

Yield to Maturity:	3.895%

Spread to Benchmark Treasury:	+ 85 bps

Benchmark Treasury:	3.00% due June 30, 2024

Benchmark Treasury Price / Yield:	99-29 1⁄4 / 3.045%

Interest Payment Dates:	January 12 and July 12, commencing January 12, 2023

Optional Redemption:	Make-whole call at any time at a discount rate of Treasury plus 15 bps

Trade Date:	July 7, 2022

Settlement:	T+3; July 12, 2022

Expected Ratings*(Moody’s/S&P/Fitch):	A3 / BBB+ / A

CUSIP / ISIN:	875127BK7 / US875127BK73

Joint Book-Running Managers:	J.P. Morgan Securities LLC Wells Fargo Securities, LLC RBC Capital Markets, LLC Scotia Capital (USA) Inc.

Senior Co-Managers:	Morgan Stanley & Co. LLC MUFG Securities Americas Inc.

Co-Managers:	BMO Capital Markets BofA Securities, Inc. CIBC World Markets Corp. TD Securities (USA) LLC Truist Securities, Inc. Loop Capital Markets Samuel A. Ramirez & Company, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Issuer:	Tampa Electric Company

Principal Amount:	$300,000,000

Maturity:	July 15, 2052

Coupon:	5.00%

Initial Price to Public:	99.876% of the principal amount

Yield to Maturity:	5.008%

Spread to Benchmark Treasury:	+ 180 bps

Benchmark Treasury:	2.25% due February 15, 2052

Benchmark Treasury Price / Yield:	81-25 / 3.208%

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2023

Optional Redemption:	Make-whole call at any time prior to January 15, 2052 at a discount rate of Treasury plus 30 bps and, thereafter, at par

Trade Date:	July 7, 2022

Settlement:	T+3; July 12, 2022

Expected Ratings*(Moody’s/S&P/Fitch):	A3 / BBB+ / A

CUSIP / ISIN:	875127BL5 / US875127BL56

Joint Book-Running Managers:	J.P. Morgan Securities LLC Wells Fargo Securities, LLC RBC Capital Markets, LLC Scotia Capital (USA) Inc.

Senior Co-Managers:	Morgan Stanley & Co. LLC MUFG Securities Americas Inc.

Co-Managers:	BMO Capital Markets BofA Securities, Inc. CIBC World Markets Corp. TD Securities (USA) LLC Truist Securities, Inc. Loop Capital Markets Samuel A. Ramirez & Company, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Optional Redemption

2024 Notes

The Company may redeem the notes due 2024 (the “2024 Notes”) at its option, in whole or in part, at any time and from time to time, to the holders of the 2024 Notes at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and

•	(2) 100% of the principal amount of the 2024 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

2052 Notes

Prior to January 15, 2052 (6 months prior to their maturity date) (the “2052 Notes Par Call Date”), the Company may redeem the notes due 2052 (the “2052 Notes”) at its option, in whole or in part, at any time and from time to time, to the holders of the 2052 Notes at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the 2052 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and

•	(2) 100% of the principal amount of the 2052 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2052 Notes Par Call Date, the Company may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to, in the case of the 2024 Notes, the maturity date of the 2024 Notes, or, in the case of the 2052 Notes, the 2052 Notes Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to, in the case of the 2024 Notes, the maturity date of the 2024 Notes, or, in the case of the 2052 Notes, the 2052 Notes Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, in the case of the 2024 Notes, the maturity date of the 2024 Notes, or, in the case of the 2052 Notes, the 2052 Notes Par Call date, as applicable. If there is no United States Treasury security maturing on, in the case of the 2024 Notes, the maturity date of the 2024 Notes, or, in the case of the 2052 Notes, the 2052 Notes Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from the maturity date of the 2024 Notes or the 2052 Notes Par Call Date, as applicable, one with a maturity date preceding the maturity date of the 2024 Notes or the 2052 Notes Par Call Date, as applicable, and one with a maturity date following the maturity date of the 2024 Notes or the 2052 Notes Par Call Date, as applicable, the Company shall select the United States Treasury security with a maturity date preceding in the case of the 2024 Notes, the maturity date of the 2024 Notes, or, in the case of the 2052 Notes, the 2052 Notes Par Call Date. If there are two or more United States Treasury securities maturing on, in the case of the 2024 Notes, the maturity date of the 2024 Notes, or, in the case of the 2052 Notes, the 2052 Notes Par Call Date, or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

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The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533 or Wells Fargo Securities, LLC at 1-800-645-3751.